Exhibit 99.1

FOR IMMEDIATE RELEASE

July 25, 2012

CenterState Banks, Inc. Announces

Second Quarter 2012 Operating Results

(All dollar amounts are in thousands, except per share information)

DAVENPORT, FL. – July 25, 2012 – CenterState Banks, Inc. (NASDAQ: CSFL) reported earnings per share of $0.12 on net income of $3,680 for the second quarter of 2012, compared to $0.04 per share on net income of $1,289 reported during the prior quarter. All earnings per share amounts are reported on a diluted basis unless otherwise noted. The primary contributing factors included in the current quarter’s results were: 1) higher net interest margin; 2) lower loan loss provision; 3) higher revenue from the correspondent banking segment; and 4) gain on sale of securities available for sale.

Earnings comparisons between the current year periods and prior year periods are presented in the table below.

	Three months ended		Six months ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Net income (loss)	$3,680	($4,346)	$4,969	($4,181)
Earnings (loss) per share	$0.12	($0.14)	$0.16	($0.14)

Earnings comparisons between the two sequential quarters of the current year are presented in the table below.

	3 months ended 6/30/12		3 months ended 3/31/12
		per average diluted share		per average diluted share
Net income, gaap	$3,680	$0.12	$1,289	$0.04
The following are shown net of income tax, non gaap:
Gain on sale of available for sale securities	(512)	($0.017)	(438)	($0.015)
NIM (note 1)	(520)	($0.017)	—	—
ALLL (note 2)	(1,083)	($0.036)	—	—
Bargain purchase gain on bank acquisition	—	—	(330)	($0.011)
Impairment of bank property (note 3)	116	$0.004	—	—
Acquisition and conversion related expenses	433	$0.014	1,359	$0.045

Net income, excluding items listed above	$2,114	$0.07	$1,880	$0.06

note 1:	Actual cash flows received during the current quarter from one of the smaller loan pools resulting from an FDIC acquisition was more that the total expected cash flows from the pool by $574, pre-tax, which was immediately accreted into interest income during the current quarter. Also, certain up-grades from non-accrual to accrual status in the legacy loan portfolio resulted in additional interest income of approximately $164 pre-tax to be recognized during the current quarter. See pages 6 – 8 for discussion and analysis regarding these items.
note 2:	The Company’s general allowance for loan losses (SFAS 5 component) decreased $1,536 during the current quarter. See pages 10 – 12 for discussion and analysis regarding this item.
note 3:	The Company transferred a closed branch office building from fixed assets to held-for-sale at net realizable value after estimated selling expenses resulting in a $165 pre-tax impairment charge.

Credit Metrics: All of the Company’s credit metrics improved during the current quarter. Total non-performing assets (“NPAs”) at the end of the current quarter were $39,383, which was 23% less than the prior quarter and about half of the peak of $82,334 reported in the first quarter of 2011. The current quarter end NPL ratio (non performing loans (“NPL”) as a percentage of total non FDIC covered loans) is 2.83%, the NPA ratio (NPA as percentage of total assets) is 1.61% and the ratio of NPAs as a percentage of total non FDIC covered loans plus non FDIC covered OREO and ORA (other repossessed assets) was 3.47%. These were the lowest ratios reported by the Company since 2008. Net charge-offs for the current quarter were $2,721 or about half of the $4,666 reported last quarter. Loans past due 30-89 days and still accruing interest was 0.61% of total loans, down from previous quarters. All ratios exclude loans and OREO covered by FDIC loss sharing agreements.

Loan Growth: Total loans, excluding loans covered by FDIC loss share agreements, increased by $19,258 during the quarter, an annualized growth rate of 7%. This amount is net of transfers to OREO ($1,978), net charge-offs ($2,721), normal amortization payments and pay-offs. This increase was approximately offset by the decrease in FDIC covered loans, resulting in approximately flat total loan balances outstanding quarter end compared to the prior quarter end.

Branch Consolidation: During the first quarter the Company consolidated 3 branches acquired in the January 2012 Central Florida State Bank (“Central FL”) FDIC acquisition and one existing branch in a big box store in Clewiston. During the second quarter the Company consolidated 6 of the 8 branches acquired in the January 2012 First Guaranty Bank and Trust (“FGB”) FDIC acquisition and opened a new previously planned branch in Jacksonville to complement the two legacy First Guaranty branches, and consolidated the fourth and final Central FL branch in Belleview. Year to date, the Company closed and consolidated 11 branches and opened 1 new branch. In addition, notifications have been filed to close and consolidate an additional 4 branches. Because of certain regulatory notification requirements, those branches will not be closed and consolidated until August 31, 2012. The Company has pay-to-stay severance arrangements with the related personnel through the date of the planned closures.

The two failed banks acquired from the FDIC in January, First Guaranty Bank and Central FL, were converted to the Company’s core processing system in May and June, respectively. Also during June, the Company’s subsidiary bank, Valrico State Bank, was merged with and into the Company’s only remaining subsidiary bank, CenterState Bank of Florida, N.A. The related core processing system conversion is schedule for August.

NIM: The reported NIM for the quarter is 4.33%. However, excluding non-accrual loan upgrades and an increase in expected cash flows related to the Company’s FDIC covered loans, both of which are explained and discussed on pages 6 and 7, the NIM for the current quarter is 4.19% compared to 4.03% reported in the prior quarter. The 16bps increase is due to the change in the mix of interest earning assets (loans as a percentage of total interest earning assets are higher in the current quarter than the prior quarter), increasing yield in the FDIC covered loan portfolio and decreasing cost of interest bearing liabilities.

Loan Loss Provision: The loan loss provision expense is a residual of the Company’s allowance for loan losses between two balance sheet dates. During the current quarter, the general loan loss allowance (non-impaired loans) decreased by $1,536, or 31 bps to 2.68% of the non-impaired loan balance outstanding as of the end of the current period as compared to 2.99% at the end of the previous period. This is a result of a decrease in historical charge off rates and changes in the loan portfolio mix. See pages 10 – 13 for further discussion and analysis.

The Company continues to evaluate other existing branches as well as staffing and other back room operations as it works toward greater efficiency. Management expects to continue seeing the results of these efforts in the upcoming third and fourth quarter. Approximately $172 of reduction in work force severance compensation was expensed during the current quarter and additional severance of approximately $117 is expected to be expensed in the third quarter related to the four branch offices that are scheduled to be closed and consolidated on September 1, 2012. Compensation related expenses are expected to decrease by approximately $929 and $1,163 in quarters three and four, as compared to the current quarter relating to the reduction in work force the Company initiated in June 2012. The Company’s efficiency ratio during the current quarter was 81% compared to 84% for the prior quarter, and 94% for the second quarter of last year. At the end of the current quarter, the Company’s common tangible book value is $7.13 per share. Common tangible equity ratio is 9.0% and Tier 1 leverage ratio is approximately 9.2%. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Interest income	$24,479	$23,414	$21,324	$19,837	$20,705
Interest expense	2,304	2,510	2,757	2,881	3,166

Net interest income	22,175	20,904	18,567	16,956	17,539
Provision for loan losses	(1,894)	(2,732)	(18,065)	(5,005)	(11,645)

Net interest income after loan loss provision	20,281	18,172	502	11,951	5,894
Income from correspondent banking and bond sales division	9,966	7,784	6,661	7,999	5,759
Gain on sale of securities available for sale	726	602	130	205	3,120
Bargain purchase gains on bank acquisitions	—	453	45,891	—	—
All other non-interest income	5,907	4,847	2,921	4,041	4,339
Credit related expenses	(2,198)	(1,591)	(3,306)	(2,966)	(2,862)
Acquisition and conversion related expenses	(614)	(1,868)	(6,246)	(579)	(469)
Correspondent banking division expenses	(7,896)	(6,968)	(6,373)	(6,806)	(5,732)
All other non-interest expense	(20,950)	(19,659)	(18,799)	(16,436)	(17,466)

Income (loss) before income tax	5,222	1,772	21,381	(2,591)	(7,417)
Income tax (provision) benefit	(1,542)	(483)	(7,299)	599	3,071

NET INCOME (LOSS)	$3,680	$1,289	$14,082	$(1,992)	$(4,346)

Earnings (loss) per share (basic)	$0.12	$0.04	$0.47	$(0.07)	$(0.14)
Earnings (loss) per share (diluted)	$0.12	$0.04	$0.47	$(0.07)	$(0.14)
Average common shares outstanding (basic)	30,072,395	30,065,631	30,041,089	30,039,329	30,037,556
Average common shares outstanding (diluted)	30,140,009	30,088,188	30,041,089	30,039,329	30,037,556
Common shares outstanding at period end	30,074,927	30,071,127	30,055,499	30,039,332	30,039,092

PTPP earnings (note 2)	$8,138	$6,344	$3,822	$5,498	$3,854
PTPP earnings per share (diluted) (note 1)	$0.27	$0.21	$0.13	$0.18	$0.13

Note 1:	PTPP earnings per share means, PTPP as defined in note 2 below divided by the average number of diluted common shares outstanding.
Note 2:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that is defined as income (loss) before income tax excluding the provision for loan losses and gain on sale of available for sale (“AFS”) securities. In addition the Company also excludes other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses. It also excludes non-recurring items as listed in the table below.

Quarterly condensed PTPP reconciliation (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Income (loss) before income tax	$5,222	$1,772	$21,381	$(2,591)	$(7,417)
exclude provision for loan losses	1,894	2,732	18,065	5,005	11,645
FDIC income from pool impairment	(886)	(66)	(37)	(15)	(235)
exclude other credit related costs	2,198	1,591	3,306	2,966	2,862
OREO indemnification income from FDIC	(343)	(498)	882	(241)	(350)
exclude gain on sale of AFS securities	(726)	(602)	(130)	(205)	(3,120)
exclude non-recurring items:
bargain purchase gain	—	(453)	(45,891)	—	—
impairment bank owned property held for sale	165	—	—	—	—
acquisition and conversion related expenses	614	1,868	6,246	579	469

PTPP earnings	$8,138	$6,344	$3,822	$5,498	$3,854

The condensed quarterly results of the Company’s correspondent banking and bond sales segment are presented below.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Net interest income	$1,042	$1,178	$965	$1,082	$1,113
Total non-interest income (note 3)	10,707	8,354	7,203	8,574	6,305
Total non-interest expense (note 4)	(7,896)	(6,968)	(6,373)	(6,806)	(5,732)
Income tax provision	(1,450)	(965)	(675)	(1,073)	(634)

Net income	$2,403	$1,599	$1,120	$1,777	$1,052

Contribution to diluted earnings per share	$0.08	$0.05	$0.04	$0.06	$0.04

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $9,966, $7,784, $6,661, $7,999, and $5,759 for 2Q12, 1Q12, 4Q11, 3Q11 and 2Q11 respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division. The amounts do not include any indirect support allocation costs.

Net Interest Margin (“NIM”)

As indicated in the table below, the NIM increased by 30bps between sequential quarters. A decrease of 4bps in cost of interest bearing liabilities helped, but the real impact came from the 28bps increase in the yield on interest earning assets, which was driven by both non-covered and FDIC covered loans.

The table below shows the yield on non-covered loans increased to 5.27% in the current quarter compared to 5.23% in the prior quarter. Interest income, whether collected or not collected, is not recognized on non-accrual loans. When the non-accrual loan is returned to accrual status, all the interest previously collected but not recognized, is immediately recognized as interest income. The Company had several non-accrual loans upgraded to accrual status during the current quarter. One large relationship in particular caused six months of interest (approximately $102) to be immediately recognized. This event (in total approximately $164) accounted for approximately 5bps in the current yield. Excluding these upgrades, the current quarter yield approximates 5.22% compared to 5.23% reported in the prior quarter. Excluding these kind of upgrades, the Company does not expect the yield on non-covered loans to increase in the near future.

The table below shows the yield on covered loans increased to 7.60% in the current quarter compared to 6.74% in the prior quarter. These loans, or more appropriately stated, loan pools, are accounted for pursuant to ASC Topic 310-30 (i.e. SOP03-3). The carrying values of the loan pools are equal to the aggregate contractual amount due from each of the loans in a particular pool less a discount amount. (Note that this is the same amount expressed in a different way as total expected cash flows less accretable yield.) One of the Company’s smaller loan pools with a significant discount relative to the legal amount due from the loans inside the pool (i.e. the loss expectation was relatively high) caused the increase. Two loans in this pool were foreclosed and transferred to OREO at net realizable value based on current appraisals during the current quarter. The net realizable value was substantially larger than the carrying amount of the pool, and the transfer of these two loans to OREO would cause the pool carrying value to go negative. As such, the carrying amount of the pool had to be accreted up to zero. This net accretion (interest income) was recognized in the current period. Excluding this event, the current yield approximates 6.91% compared to 6.74% reported in the prior quarter. This represents a 17bps increase between sequential quarters, which is a result of management’s on-going quarterly evaluations of pool performance and estimates of future performance. One last point to consider regarding the $574 in excess of expected cash flows; although net interest income increases by $574, approximately 80% of this amount reduces the indemnification asset (“IA”) receivable from the FDIC, resulting in negative amortization of the IA in the Company’s non-interest income section of its financial statement.

In summary, excluding the two items discussed above, the NIM for the current quarter is 4.19% compared to 4.03% reported in the prior quarter. The 16bps increase is due to the change in the mix of interest earning assets (loans as a percentage of total interest earning assets are higher in the current quarter than the prior quarter), increasing yield in the FDIC covered loan portfolio and decreasing cost of interest bearing liabilities.

(unaudited)	net interest income	NIM
as reported, gaap	$22,515	4.33%
upgrade non-accrual loans	(164)
SOP03-3 loan pool event	(574)

margin excluding above items	$21,777	4.19%

The tables below summarize yields and costs by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and cost table (unaudited)

	2Q12			1Q12			2Q11
	average balance	interest inc/exp	avg rate	average Balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)* (note 1)	$1,122,268	$14,718	5.27%	$1,116,804	$14,521	5.23%	$1,032,592	$13,885	5.39%
Covered loans (note 2)	337,258	6,372	7.60%	309,435	5,189	6.74%	184,413	2,532	5.51%
Taxable securities	475,099	3,064	2.59%	529,951	3,368	2.56%	513,132	3,945	3.08%
Tax-exempt securities (TEY)	38,755	521	5.41%	37,487	521	5.59%	35,132	500	5.71%
Fed funds sold and other	116,153	144	0.50%	128,479	151	0.47%	153,840	165	0.43%

Tot. interest earning assets (TEY)	$2,089,533	$24,819	4.78%	$2,122,156	$23,750	4.50%	$1,919,109	$21,027	4.39%

Interest bearing deposits	$1,590,953	$2,004	0.51%	$1,610,176	$2,232	0.56%	$1,399,653	$2,982	0.85%
Fed funds purchased	54,131	7	0.05%	68,842	8	0.05%	82,118	12	0.06%
Other borrowings	34,373	136	1.58%	26,292	106	1.62%	23,613	69	1.17%
Corporate debentures	16,955	157	3.75%	16,948	164	3.89%	12,500	103	3.31%

Total interest bearing liabilities	$1,696,412	$2,304	0.55%	$1,722,258	$2,510	0.59%	$1,517,884	$3,166	0.84%

Net Interest Spread (TEY)			4.23%			3.91%			3.55%

Net Interest Margin (TEY)			4.33%			4.03%			3.73%

*	TEY = tax equivalent yield
Note 1:	loans not covered by FDIC loss share agreements
Note 2:	loans covered by FDIC loss share agreements, and accounted for pursuant to ASC Topic 310-30.

Selected financial ratios (unaudited)
As of or for the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Return on average assets (annualized)	0.60%	0.21%	2.49%	(0.37)%	(0.80)%
Return on average equity (annualized)	5.53%	1.97%	21.57%	(3.17)%	(6.87)%
Yield on average loans (note 1)	5.81%	5.56%	5.42%	5.54%	5.41%
Yield on average investments (note 1)	2.38%	2.33%	2.41%	2.21%	2.63%
Yield on average interest earning assets	4.71%	4.44%	4.26%	4.24%	4.33%
Yield on average interest earning assets (note 1)	4.78%	4.50%	4.33%	4.30%	4.39%
Cost of average interest bearing deposits	0.51%	0.56%	0.70%	0.80%	0.85%
Cost of average borrowings	1.14%	1.00%	0.81%	0.60%	0.62%
Cost of average interest bearing liabilities (note 2)	0.55%	0.59%	0.71%	0.79%	0.84%
Net interest margin (note 1)	4.33%	4.03%	3.78%	3.69%	3.73%
Loan / deposit ratio	70.8%	68.3%	66.9%	64.9%	67.6%
Stockholders’ equity (to total assets)	11.0%	10.4%	11.5%	11.6%	11.6%
Common tangible equity (to total tangible assets)	9.0%	8.4%	9.8%	9.8%	9.8%
Tier 1 capital (to average assets)	9.2%	9.0%	10.5%	10.3%	10.1%
Efficiency ratio (note 3)	81%	84%	101%	90%	94%
Common equity per common share	$8.95	$8.77	$8.74	$8.32	$8.33
Common tangible equity per common share	$7.13	$6.93	$7.30	$6.92	$6.92

note 1:	Tax equivalent basis.
note 2:	Does not include non-interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Approximately 22.5% of the Company’s loans, or $327,325, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010 and two during the first quarter of 2012. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30.

Approximately 5.1% of the Company’s loans, or $74,617, are subject to a two year put back option, commencing January 20, 2011, with TD Bank, N.A., such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to TD Bank, N.A.

Approximately 10.1% of the Company’s loans, or $147,172, are subject to a one year put back option, commencing November 1, 2011, with The Hartford Insurance Group (“Hartford”), such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loan to Hartford.

Approximately 62.3% of the Company’s loans, or $906,474, is not covered by FDIC loss sharing agreements or subject to a put back option with TD Bank, N.A. or Hartford. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (unaudited)
At quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Loans not covered by FDIC loss share agreements	(note 2)
Real estate loans
Residential	$422,687	$413,626	$405,923	$259,829	$261,773
Commercial	461,405	440,183	447,459	466,860	484,897
Land, development and construction loans	66,890	80,295	89,517	95,894	101,606

Total real estate loans	950,982	934,104	942,899	822,583	848,276
Commercial loans	127,880	125,752	126,064	117,900	113,030
Consumer and other loans, (note 1)	2,072	1,759	1,392	1,633	2,287
Consumer and other loans	47,973	48,122	49,999	50,283	51,287

Total loans before unearned fees and costs	1,128,907	1,109,737	1,120,354	992,399	1,014,880
Unearned fees and costs	(644)	(732)	(639)	(674)	(665)

Total loans not covered by FDIC loss share agreements	1,128,263	1,109,005	1,119,715	991,725	1,014,215

Loans covered by FDIC loss share agreements
Real estate loans
Residential	168,786	157,601	99,270	102,852	105,249
Commercial	140,628	159,324	54,184	56,839	58,867
Land, development and construction loans	9,663	20,557	8,231	8,686	11,771

Total real estate loans	319,077	337,482	161,685	168,377	175,887
Commercial loans	8,248	10,311	2,366	2,816	4,095

Total loans covered by FDIC loss share agreements	327,325	347,793	164,051	171,193	179,982

Total Loans	$1,455,588	$1,456,798	$1,283,766	$1,162,918	$1,194,197

Note 1:	Consumer loans acquired pursuant to five FDIC assisted transactions of failed financial institutions during the third quarter of 2010 and first quarter of 2012. These loans are not covered by an FDIC loss share agreement and are being accounted for pursuant to ASC Topic 310-30.
Note 2:	During the second quarter of 2012 the Company reclassified approximately $10,182 of construction and development loans to commercial real estate ($7,051), commercial loans ($838) and residential real estate ($2,293).

Credit quality and allowance for loan losses

During the quarter, excluding loans covered by FDIC loss share agreements, the Company recorded a charge of $786 to loan loss provision expense and charge-offs net of recoveries of $2,721.

With regard to loans covered by FDIC loss share agreements, the Company recorded a charge of $1,108 to loan loss provision expense. See the table “Allowance for loan losses” on page 10 for additional information.

The allowance for loan losses (“ALLL”) was $25,183 at June 30, 2012 compared to $26,010 at March 31, 2012, a decrease of $827. This decrease is the result of the aggregate effect of a $1,536 decrease in general loan loss allowance, a $399 decrease in the specific loan loss allowance related to impaired loans and a $1,108 increase in the loan loss allowance related to certain loan pools of FDIC covered loans accounted for pursuant to ASC Topic 310-30. The changes in the Company’s ALLL components between June 30, 2012 and March 31, 2012 are summarized in the table below.

	June 30, 2012			Mar 31, 2012			increase (decrease)
	loan balance	ALLL Balance	%	loan balance	ALLL balance	%	loan balance	ALLL balance
Impaired loans	$48,095	$634	1.32%	$53,705	$1,033	1.92%	$(5,610)	$(399)	-60 bps
Non impaired loans	858,379	23,000	2.68%	821,388	24,536	2.99%	36,991	(1,536)	-31 bps
TD loans (note 1)	74,617	—		81,189	—		(6,572)	—
FTB loans (note 2)	147,172	—		152,723	—		(5,551)	—

Loans (note 3)	1,128,263	23,634	2.09%	1,109,005	25,569	2.31%	19,258	(1,935)	-22 bps
Covered loans (note 4)	327,325	1,549		347,793	441		(20,468)	1,108

Total loans	$1,455,588	$25,183	1.73%	$1,456,798	$26,010	1.79%	$(1,210)	$(827)	-6 bps

Note 1:	Performing loans purchased from TD Bank subject to a two year put back option commencing on January 20, 2011, such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to TD Bank.
Note 2:	Performing loans purchased from Hartford’s then wholly owned bank, Federal Trust Bank (“FTB”) subject to a one year put back option commencing on November 1, 2011, such that if any of these loans becomes 30 days past due or are adversely classified pursuant to bank regulatory guidelines, the Company has the option to put back the loans to Hartford.
Note 3:	Total loans not covered by FDIC loss share agreements.
Note 4:	Loans covered by FDIC loss share agreements. Eighty percent of any losses in this portfolio will be reimbursed by the FDIC and recognized as FDIC Indemnification income and included in non-interest income within the Company’s condensed consolidated statement of operations.

The general loan loss allowance (non-impaired loans) decreased by $1,536, or 31 bps to 2.68% of the non-impaired loan balance outstanding as of the end of the current period as compared to 2.99% at the end of the previous period. This is a result of a decrease in historical charge off rates and changes in the loan portfolio mix during the current quarter. This had the effect of reducing the general loan loss allowance. No changes were made to the qualitative adjustments to the historical loss rate during the current quarter, as compared to the prior quarter.

Currently, there is no general loan loss allowance associated with the performing loans purchased from TD Bank and for the FTB performing loans purchased from Hartford for the reasons described in notes 1 and 2 above. The Company expects to provide an allowance for loan losses for the FTB purchased loans in the fourth quarter of 2012 and for the TD Bank purchased loans in the first quarter of 2013. Because these were selected performing loans and because the Company has the option to put back any loan that becomes 30 days past due or is adversely classified, the initial allowance for loan losses related to these two groups of loans are not expected to be material.

The specific loan loss allowance (impaired loans) is the aggregate of the results of individual analyses prepared for each one of the impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis. Reasons for the decrease in specific allowance include net charge-offs and decreases in both impaired loans and non-performing loans.

The Company recorded partial charge offs in lieu of specific allowance for a number of the impaired loans. The Company’s impaired loans have been written down by $7,428 to $48,095 ($47,461 when the $634 specific allowance is considered) from their legal unpaid principal balance outstanding of $55,523. As such, in the aggregate, our total impaired loans have been written down to approximately 85% of their legal unpaid principal balance. The Company’s total non-performing loans (non-accrual loans plus loans past due greater than 90 days and still accruing, $31,887 at June 30, 2012) have been written down to approximately 73% of their legal unpaid principal balance.

Any losses in loans covered by FDIC loss share agreements, as described in note 3 above, are reimbursable from the FDIC to the extent of 80% of any losses. These loans are being accounted for pursuant to ASC Topic 310-30. Loan pools in this portfolio are evaluated for impairment each quarter. If a pool is impaired, an allowance for potential loan loss is recorded.

Management believes the Company’s allowance for loan losses is adequate at June 30, 2012. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited)
as of or for the quarter ending	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Loans not covered by FDIC loss share agreements
Allowance at beginning of period	$25,569	$27,585	$25,879	$27,418	$28,245
Charge-offs	(3,322)	(4,826)	(5,487)	(7,186)	(9,811)
Charge-offs related to loan sales	—	—	(11,971)	—	(2,492)
Recoveries	601	160	1,145	662	124

Net charge-offs	(2,721)	(4,666)	(16,313)	(6,524)	(12,179)
Provision for loan losses	786	2,650	18,019	4,985	11,352

Allowance at end of period for loans not covered by FDIC loss share agreements	$23,634	$25,569	$27,585	$25,879	$27,418

Loans covered by FDIC loss share agreements
Allowance at beginning of period	$441	$359	$313	$—	$—
Charge-offs	—	—	—	—	(293)
Recoveries	—	—	—	293	—

Net charge-offs	—	—	—	293	(293)
Provision for loan losses	1,108	82	46	20	293

Allowance at end of period for loans covered by FDIC loss share agreements	$1,549	$441	$359	$313	$—

Total allowance at end of period	$25,183	$26,010	$27,944	$26,192	$27,418

The Company defines non-performing loans (“NPL”) as non-accrual loans plus loans past due 90 days or more and still accruing interest. NPLs do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. NPLs as a percentage of total loans not covered by FDIC loss share agreements were 2.83% at June 30, 2012 compared to 3.85% at March 31, 2012.

Non-performing assets (“NPA”) (which the Company defines as NPLs, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure), excluding OREO covered by FDIC loss share agreement; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreement), were $39,383 at June 30, 2012, compared to $51,278 at March 31, 2012. NPAs as a percentage of total assets was 1.61% at June 30, 2012 compared to 2.02% at March 31, 2012. NPAs as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 3.47% at June 30, 2012 compared to 4.59% at March 31, 2012.

NPA inflows for the quarter were approximately $1,463. Outflows were approximately $13,358, which included approximately $7,496 of previously non-performing loans upgraded to accrual status during the current quarter. Outflows consist primarily of net charge offs, loan sales, OREO sales, OREO valuation write downs, and loan upgrades. Inflows consist primarily of additions of new nonaccrual loans net of any prior nonaccrual loans returning to accrual status and also net of any principal pay-downs or pay-offs. Prior to the current quarter, loan upgrades were generally few and small in balance and were included in inflows as a net number. During the current quarter, the Company upgraded five relationships with an aggregate balance of $6,666 and a total of $7,456. Because this was a significant and easily identifiable amount, they were included as an outflow. Any small homogeneous loan (e.g. single family home mortgages or consumer loans) that may have been upgraded during any of the previous quarters presented below, were netted in the aggregate inflow amount.

The table below summarizes the approximate NPA inflows and outflows during the quarters presented.

	2Q12	1Q12	4Q11	3Q11	2Q11	1Q11	4Q10	3Q10
Inflows	$1,463	$10,519	$11,584	$7,220	$14,828	$16,927	$20,560	$28,871
Outflows	(13,358)	(8,550)	(38,260)	(9,264)	(19,133)	(13,117)	(10,863)	(23,887)

net change incr(decre)	($11,895)	$1,969	($26,676)	($2,044)	($4,305)	$3,810	$9,697	$4,984

NPA balance qrt end	$39,383	$51,278	$49,309	$75,985	$78,029	$82,334	$78,524	$68,827

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios (unaudited)
As of or for the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Non-accrual loans (note 1)	$31,769	$42,598	$38,858	$61,990	$65,658
Past due loans 90 days or more and still accruing interest (note 1)	118	127	120	207	301

Total non-performing loans (“NPLs”) (note 1)	31,887	42,725	38,978	62,197	65,959
Other real estate owned (OREO) (note 1)	6,855	6,726	8,712	12,061	11,284
Repossessed assets other than real estate (note 1)	641	1,827	1,619	1,727	786

Total non-performing assets (“NPAs”) (note 1)	$39,383	$51,278	$49,309	$75,985	$78,029
Non-performing loans as percentage of total loans not covered by FDIC loss share agreements	2.83%	3.85%	3.48%	6.27%	6.50%
Non-performing assets as percentage of total assets	1.61%	2.02%	2.16%	3.53%	3.62%
Non-performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	3.47%	4.59%	4.36%	7.56%	7.60%
Net charge-offs (recoveries)	$2,721	$4,666	$16,313	$6,231	$12,472
Net charge-offs (recoveries) (note 1)	$2,721	$4,666	$16,313	$6,524	$12,179
Net charge-offs as a percentage of average loans for the period (note 1)	0.25%	0.41%	1.48%	0.66%	1.18%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	1.00%	1.64%	5.92%	2.64%	4.72%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	0.61%	0.68%	1.45%	0.83%	0.99%
Allowance for loan losses as percentage of NPLs (note 1)	74%	60%	71%	42%	42%

Troubled debt restructure (“TDRs”) (note 2)	$11,722	$11,666	$12,361	$16,243	$18,603
Impaired loans that were not TDRs	36,373	42,039	41,307	58,437	54,704

Total impaired loans	48,095	53,705	53,668	74,680	73,307
Loans acquired pursuant to TD transaction (note 3)	74,617	81,189	90,457	97,048	104,772
Loans acquired pursuant to FTB transaction (note 4)	147,172	152,723	155,823	—	—
All other non impaired loans	858,379	821,388	819,767	819,997	836,136

Total loans not covered by FDIC loss share agreements	1,128,263	1,109,005	1,119,715	991,725	1,014,215
Total loans covered by FDIC loss share agreements	327,325	347,793	164,051	171,193	179,982

Total loans	$1,455,588	$1,456,798	$1,283,766	$1,162,918	$1,194,197

As of or for the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Allowance for loan losses for loans not covered by FDIC loss share agreements
Specific loan loss allowance- impaired loans	$634	$1,033	$3,304	$2,049	$3,519
General loan loss allowance- TD transaction (note 3)	—	—	—	—	—
General loan loss allowance- FTB transaction(note 4)	—	—	—	—	—
General loan loss allowance- all other non impaired	23,000	24,536	24,281	23,830	23,899

Total allowance for loan losses	$23,634	$25,569	$27,585	$25,879	$27,418

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	1.32%	1.92%	6.16%	2.74%	4.80%
Loans acquired pursuant to TD transaction (note 3)	—	—	—	—	—
Loans acquired pursuant to FTB transaction (note 4)	—	—	—	—	—
All other non impaired loans (note 1)	2.68%	2.99%	2.96%	2.91%	2.86%

Total loans (note 1)	2.09%	2.31%	2.46%	2.61%	2.70%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	We have approximately $11,722 of TDRs. Of this amount $6,799 are performing pursuant to their modified terms, and $4,923 are not performing and have been placed on non-accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.
Note 3:	Performing loans purchased from TD Bank, N.A. during the first quarter of 2011. The performing loans were selected by CenterState and are subject to a two year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to TD Bank, N.A. anytime during a two year period beginning as of the January 20, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.
Note 4:	Performing loans purchased from Hartford’s then wholly owned bank FTB during the fourth quarter of 2011. The performing loans were selected by CenterState and are subject to a one year put back option. If any loan in this category becomes past due 30 days or is adversely classified pursuant to bank regulatory guidelines, CenterState has the option to put it back to Hartford anytime during a one year period beginning as of the November 1, 2011 purchase date. The Company has not allocated any loan loss allowance to this group of loans.

As shown in the table on the previous page, the largest component of non-performing assets is non-accrual loans. The Company’s non-accrual loans decreased from 247 loans with an aggregated balance of $42,598 at March 31, 2012 to 226 loans with an aggregate balance of $31,769 at June 30, 2012. Non-accrual loans at June 30, 2012 are further delineated by collateral category and number of loans in the table below.

collateral category (unaudited)	total amount	percentage of total non-accrual loans	number of non-accrual loans in category
Residential real estate loans	$13,181	41%	93
Commercial real estate loans	13,055	41%	43
Land, development, construction loans	3,705	12%	35
Non real estate commercial loans	1,498	5%	28
Non real estate consumer and other loans	330	1%	27

Total non-accrual loans at June 30, 2012	$31,769	100%	226

The second largest component of non-performing assets after non-accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At June 30, 2012, total OREO was $37,098. Of this amount, $30,243 was acquired pursuant to the acquisition of five failed financial institutions. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provide for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $6,855 at June 30, 2012. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. The current carrying value represents approximately 44% of the unpaid legal balance of the related loan when the asset was repossessed. OREO is further delineated in the table below.

(unaudited) Description of repossessed real estate	carrying amount at June 30, 2012
16 single family homes	$1,187
1 mobile home with land	126
38 residential building lots	1,335
6 commercial buildings	1,446
Land / various acreages	2,761

Total, excluding OREO covered by FDIC loss share agreements	$6,855

Deposit activity

During the quarter, total deposits decreased by $76,711 (time deposits decreased by $52,098 and non time deposits decreased by $24,613). The loan to deposit ratio was approximately 71% at quarter end. The cost of interest bearing deposits decreased 5 bps to 0.51% in the current quarter compared to 0.56% in the prior quarter. The overall cost of total deposits (i.e. includes non-interest bearing checking accounts) also decreased by 5 bps to 0.38% in the current quarter compared to 0.43% in the prior quarter.

Deposit mix (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Checking accounts
Non-interest bearing	$500,871	$500,683	$423,128	$402,683	$395,775
Interest bearing	408,877	400,492	344,303	310,723	310,533
Savings deposits	243,390	247,442	205,387	206,053	209,966
Money market accounts	325,751	354,885	340,053	288,892	238,381
Time deposits	577,208	629,306	606,918	583,587	611,280

Total deposits	$2,056,097	$2,132,808	$1,919,789	$1,791,938	$1,765,935

Non time deposits as percentage of total deposits	72%	70%	68%	67%	65%
Time deposits as percentage of total deposits	28%	30%	32%	33%	35%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Cash and due from banks	$23,444	$31,471	$17,893	$19,119	$19,176
Fed funds sold and Fed Res Bank deposits	93,361	103,427	133,202	163,745	230,322
Trading securities	1,061	552	—	—	1,249
Investments securities, available for sale	474,105	545,559	591,164	557,129	455,131
Loans held for sale	1,692	298	3,741	664	899
Loans covered by FDIC loss share agreements	327,325	347,793	164,051	171,193	179,982
Loans not covered by FDIC loss share agreements	1,128,263	1,109,005	1,119,715	991,725	1,014,215
Allowance for loan losses	(25,183)	(26,010)	(27,944)	(26,192)	(27,418)
FDIC indemnification assets	141,057	142,245	50,642	53,820	58,544
Premises and equipment, net	100,902	97,060	94,358	88,995	88,015
Goodwill	46,785	46,779	38,035	38,035	38,035
Core deposit intangible	6,522	6,821	5,203	4,187	4,382
Bank owned life insurance	47,241	46,878	36,520	28,141	27,914
OREO covered by FDIC loss share agreements	30,243	29,934	9,469	9,634	9,696
OREO not covered by FDIC loss share agreements	6,855	6,726	8,712	12,061	11,284
Other assets	36,805	44,565	39,698	41,549	45,100

TOTAL ASSETS	$2,440,478	$2,533,103	$2,284,459	$2,153,805	$2,156,526

Deposits	$2,056,097	$2,132,808	$1,919,789	$1,791,938	$1,765,935
Federal funds purchased	45,337	74,459	54,624	61,343	87,435
Other borrowings	50,725	48,126	31,597	29,982	34,152
Other liabilities	19,004	14,107	15,816	20,506	18,718
Common stockholders’ equity	269,315	263,603	262,633	250,036	250,286

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,440,478	$2,533,103	$2,284,459	$2,153,805	$2,156,526

Condensed Consolidated Average Balance Sheets (unaudited)
For quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Federal funds sold and other	$116,153	$128,479	$152,550	$230,716	$153,840
Security investments	513,854	567,438	566,317	458,870	548,264
Loans covered by FDIC loss share agreements	337,258	309,435	167,512	176,275	184,413
Loans not covered by FDIC loss share agreements	1,122,268	1,116,804	1,099,754	991,217	1,032,592
Allowance for loan losses	(26,254)	(28,421)	(26,866)	(29,009)	(26,549)
All other assets	423,431	402,294	286,824	287,483	286,908

TOTAL ASSETS	$2,486,710	$2,496,029	$2,246,091	$2,115,552	$2,179,468

Deposits- interest bearing	$1,590,953	$1,610,176	$1,456,253	$1,353,164	$1,399,653
Deposits- non interest bearing	507,138	494,898	418,373	406,455	392,504
Federal funds purchased	54,131	68,842	57,049	67,540	82,118
Other borrowings	51,328	43,240	31,849	31,027	36,113
Other liabilities	15,720	15,665	23,592	8,374	15,172
Stockholders’ equity	267,440	263,208	258,975	248,992	253,908

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,486,710	$2,496,029	$2,246,091	$2,115,552	$2,179,468

Non interest income and non interest expense

The table below summarizes the Company’s non-interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Service charges on deposit accounts	$1,595	$1,483	$1,713	$1,629	$1,417
Income from correspondent banking and bond sales division	9,966	7,784	6,661	7,999	5,759
Commissions from sale of mutual funds and annuities	631	660	487	557	322
Debit card and ATM fees	1,017	915	769	713	714
Loan related fees	85	200	77	199	306
BOLI income	363	358	266	227	235
Trading securities revenue	133	144	88	130	106
Gain on sale of securities available for sale	726	602	130	205	3,120
FDIC indemnification asset – amortization of discount rate	(290)	(496)	(699)	(225)	(47)
FDIC indemnification income	1,229	564	(845)	256	585
Other correspondent banking related fees	553	426	489	434	430
Trust fees	319	208	—	—	—
Other service charges and fees	272	385	576	121	271

Subtotal	$16,599	$13,233	$9,712	$12,245	$13,218
Bargain purchase gains related to acquisitions	—	453	45,891	—	—

Total non-interest income	$16,599	$13,686	$55,603	$12,245	$13,218

The FDIC indemnification asset (“IA”) discount amortization is producing negative amortization due to adjustments in the FDIC covered loan portfolio. That is, to the extent current adjusted projected losses in the covered loan portfolio are less than originally projected losses and therefore future loan accretion yields increase, the related projected reimbursements from the FDIC contemplated in the IA is less, which produces a negative income accretion in non-interest income. This event corresponds to the increase in yields in the FDIC covered loan portfolio. The net negative amortization is less in 2Q12 compared to 1Q12, and 1Q12 is less compared to 4Q11. The reason for this is because the loss share agreements relating to the two FDIC acquisitions in January 2012 are producing positive discount amortization which is partially offsetting the negative amortization from the 2010 FDIC acquisitions.

When a FDIC covered OREO property is sold at a loss (i.e. difference between carrying value and proceeds received), the loss is included in non-interest expense as loss on sale of OREO, and eighty percent of the loss is recorded as FDIC indemnification income and included in non-interest income. Eighty percent of any related loan pool impairments also are reflected in this account.

The Company acquired a Trust department in its FDIC assisted acquisition of FGB. The fees indicated in the table above for the first quarter of 2012 represent approximately two months of activity subsequent to the January 27, 2012 acquisition date.

Excluding credit related expenses, correspondent banking division expenses, impairment of bank property held for sale and merger/acquisition related expenses, the Company’s remaining non-interest expenses (i.e. operating expenses) increased approximately $1,126 on a sequential quarter basis. Occupancy expense increased $420 between the sequential quarters which was a result of higher real estate taxes and higher property insurance expense. The remaining increase of $706 between sequential quarters was primarily due to the January 20 acquisition of Central FL and the January 27 acquisition of FGB as well as certain severance payments relating from reduction in force. The table below summarizes the Company’s non-interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
For the quarter ended:	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Employee salaries and wages	$15,650	$13,919	$12,711	$12,621	$11,246
Employee incentive/bonus compensation accrued	897	762	1,024	600	594
Employee stock based compensation expense	164	160	170	158	182
Deferred compensation expense	123	123	115	114	115
Health insurance and other employee benefits	1,052	1,021	1,068	483	831
Payroll taxes	814	1,093	644	618	649
401K employer contributions	303	337	243	231	230
Other employee related expenses	231	186	158	231	104
Incremental direct cost of loan origination	(184)	(140)	(158)	(112)	(131)

Total salaries, wages and employee benefits	19,050	17,461	15,975	14,944	13,820

Loss (gain) on sale of OREO	(120)	(36)	190	1	46
Loss (gain) on sale of FDIC covered OREO	349	308	(7)	306	(509)
Valuation write down of OREO	418	(62)	1,993	1,366	846
Valuation write down of FDIC covered OREO	417	317	99	23	389
Loss on repossessed assets other than real estate	40	98	56	218	82
Foreclosure and repossession related expenses	671	649	792	971	1,522
Foreclosure and repo expense, FDIC (note 1)	423	317	183	81	486

Total credit related expenses	2,198	1,591	3,306	2,966	2,862

Occupancy expense	2,481	2,061	2,027	2,036	2,114
Depreciation of premises and equipment	1,416	1,267	1,196	1,016	996
Supplies, stationary and printing	303	315	301	314	366
Marketing expenses	609	584	692	611	760
Data processing expenses	962	1,005	915	848	1,625
Legal, auditing and other professional fees	601	620	853	559	623
Bank regulatory related expenses	658	700	559	617	645
Postage and delivery	264	323	206	293	200
ATM and debit card related expenses	256	262	556	335	424
Amortization of CDI	299	278	219	194	201
Internet and telephone banking	224	277	243	324	282
Visa/Mastercard processing expenses	30	40	35	35	35
Put back option amortization expense	182	182	158	109	110
Operational write-offs and losses	91	142	146	166	120
Correspondent account and Federal Reserve charges	146	133	115	118	120
Conferences, seminars, education and training	161	130	168	134	122
Director fees	80	91	89	71	66
Travel expenses	63	28	27	30	40
Impairment of bank property held for sale	165	—	—	—	—
Other expenses	805	728	692	488	529

Subtotal	31,044	28,218	28,478	26,208	26,060
Merger, acquisition and conversion related expenses	614	1,868	6,246	579	469

Total non- interest expense	$31,658	$30,086	$34,724	$26,787	$26,529

Note 1:	These are foreclosure and repossession related expenses related to FDIC covered assets, and are shown net of FDIC reimbursable amounts pursuant to FDIC loss share agreements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders’ equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	2Q12	1Q12	2Q11

Interest income, as reported (GAAP)	$24,479	$23,414	$20,705
tax equivalent adjustments	340	336	322

Interest income (tax equivalent)	$24,819	$23,750	$21,027

Net interest income, as reported (GAAP)	$22,175	$20,904	$17,539
tax equivalent adjustments	340	336	322

Net interest income (tax equivalent)	$22,515	$21,240	$17,861

	6/30/12	3/31/12	12/31/11	9/30/11	6/30/11
Total stockholders’ equity (GAAP)	$269,315	$263,603	$262,633	$250,036	$250,286
Goodwill	(46,785)	(46,779)	(38,035)	(38,035)	(38,035)
Core deposit intangible	(6,522)	(6,821)	(5,203)	(4,187)	(4,382)
Trust intangible	(1,481)	(1,541)	—	—	—

Tangible common equity	$214,527	$208,462	$219,395	$207,814	$207,869

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through one subsidiary bank with 59 full service branch banking locations in 18 counties throughout central Florida. Through its subsidiary bank the Company provides a range of consumer and commercial banking services to individuals, businesses and industries.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the Company’s subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2011, and otherwise in our SEC reports and filings.